Exhibit 99.1

Atlas Technical Consultants Reports Third Quarter 2020 Results

- Resilient business delivers strong quarterly performance while advancing strategic acquisitions –

- Launched warrant exchange offer to simplify and optimize capital structure -

- Provides improved full year 2020 Adjusted EBITDA outlook on a tightened revenue range -

Austin, TX (November 9, 2020) – Atlas Technical Consultants, Inc. (Nasdaq: ATCX) (“Atlas” or the “Company”), a leading provider of professional testing, inspection, environmental, engineering, program management and consulting services, announced today results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights:

●	Gross revenue of $120.5 million, in line with expectations

●	Net revenue[1] of $97.9 million, representing approximately 81% of gross revenues

●	Net income of $0.6 million, including one-time pre-tax costs of $6.5 million

●	Adjusted EBITDA[2] of $19.0 million, representing 19.4% of net revenue

●	Completed acquisition of Alta Vista Solutions (“Alta Vista”), strengthening Atlas’ transportation and infrastructure-related testing, inspection and engineering services in the Company’s West Coast and Northeast markets

●	Backlog increased to a record $638 million, including the addition of Alta Vista

●	Commenced a warrant exchange offer in October 2020 as a key step to simplify the Company’s capital structure, increase stock liquidity and to provide flexibility for financing the continuing expansion of the business

L. Joe Boyer, Atlas’ Chief Executive Officer stated, “Strong third quarter results showed a continuation of positive market momentum since mid-year, as well as stellar execution by the entire Atlas team. Demand strengthened as the quarter progressed, with our business showing sequential improvement broadly across our geographies and end markets. The non-discretionary, mission critical nature of our services remains most evident in our transportation infrastructure services, where revenue continues to increase compared to the prior year. We expect this trend, along with our strong labor utilization levels and the benefits of our previous cost mitigation measures, to continue. Furthermore, we continue to execute on our strategy to acquire companies in new geographies that allow us to self-perform more work nationally and increase earnings, while structuring the transactions in a manner that reduces net leverage.”

Mr. Boyer continued, “We recognize the effects of the COVID-19 pandemic remain challenging and we continue to prioritize the health and safety of our employees and communities. We believe our year-to-date performance has demonstrated the exceptional resilience of our business model. I am proud of our employees and the progress we’ve made to deliver outstanding performance in a safe manner as we position ourselves to capitalize on the nation’s continuing economic recovery.”

(1)	Net revenue is a Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net revenue to the most comparable financial measure calculated in accordance with GAAP.
(2)	Adjusted EBITDA is a Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to the most comparable financial measure calculated in accordance with GAAP.

Third Quarter 2020 Results

●	Gross revenue of $120.5 million, compared to $128.8 million in the prior year quarter. The lower revenue is attributable primarily to COVID-19 and stay-at-home orders delaying some private sector work, partially offset by a year-over-year increase in transportation and other infrastructure work, as well as the contribution of Long Engineering acquired in February 2020.

●	Net revenue of $97.9 million, compared to $100.9 million in the prior year quarter. Net revenues increased to 81.2% of gross revenues, compared to 78.4% in the prior year period, driven by the ongoing strategic execution to increase self-performance through an expansion of services provided to our customer base while minimizing reliance on third-party providers.

●	Net income was $0.6 million, compared to $8.7 million in the prior year quarter. Net income in the third quarter of 2020 included $6.5 million of one-time pre-tax costs, primarily related to professional fees associated with capital market transactions and COVID-19 related business disruptions.

●	Adjusted EBITDA of $19.0 million, compared to $20.0 million in the prior year quarter, primarily due to lower business volumes, partially offset by increased operating efficiencies and cost mitigation measures enacted at the onset of the pandemic.

●	Backlog at quarter end totaled $638 million, inclusive of approximately $29 million from the Alta Vista acquisition, up from $586 million at the end of the prior year quarter. Steady sales and backlog performance were driven by a range of large project and program additions across the nationwide platform and an increase in average project size.

●	Operating cash flow of $16.4 million, compared to $11.8 million in the prior year quarter.

Nine Month 2020 Results

●	Gross revenue of $342.5 million, compared to $358.0 million in the prior year period.

●	Net revenue of $280.0 million, compared to $284.5 million in the prior year period.

●	Net loss was $20.8 million, compared to net income of $13.5 million in the prior year period. The net loss in the first nine months of 2020 included $34.2 million of one-time pre-tax costs, primarily related to $22.4 million of transaction costs and professional fees associated with the Company going public in early 2020 and subsequent capital market transactions, as well as $11.0 million of non-cash equity compensation.

●	Adjusted EBITDA of $47.2 million, compared to $48.3 million in the prior year period, essentially stable year-over-year as a percentage of revenues.

Full Year 2020 Outlook

●	Adjusted EBITDA expectation increased by $3.0 million at low end to a range from $58 million to $61 million with previously guided high end of range of $64 million affirmed.

●	Gross revenue expectation tightened to a range of $455 million to $462 million, with net revenue still anticipated to represent a higher percentage of gross revenue in 2020 compared to 2019.

●	The outlook reflects the strength of backlog and current visibility on the timing of work.

David D. Quinn, Sr., Chief Financial Officer concluded, “Our improved full year 2020 performance expectations imply a stronger Adjusted EBITDA margin on a tightened revenue range, compared to our prior outlook. Based on the strength of our backlog and the trajectory of our end markets, fourth quarter revenues and adjusted EBITDA are expected to continue advancing toward pre-pandemic quarterly performance levels. We intend to continue our deleveraging M&A strategy and our ongoing efforts to optimize our capital structure moving forward.”

Webcast and Conference Call

The Company will host a webcast and conference call on Monday, November 9, 2020 at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review third quarter 2020 results, discuss recent events and conduct a question-and-answer session. The live webcast will be available at www.oneatlas.com in the Investors section. The conference call will also be accessible by dialing 1-877-407-9716 (Domestic) and 1-201-493-6779 (International). To access the replay of the call, dial 1-844-512-2921 (Domestic) and 1-412-317-6671 (International) with pass code 13711991. A replay of the webcast will be available on the Company’s website.

About Atlas Technical Consultants

Headquartered in Austin, Texas, Atlas is a leading provider of professional testing, inspection, engineering, environmental, program management and consulting services. Under the name Atlas Technical Consultants, we offer solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices in 41 states and approximately 3,300 employees, Atlas provides a broad range of mission-critical technical services, helping clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets. For more information, go to https://www.oneatlas.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements and involve a number of risks and uncertainties. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions and estimates, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of such words and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our expectations and beliefs as of the date of this filing concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions or estimates that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described throughout our periodic report on Form 10-Q for the period ended September 30, 2020 filed with the SEC concurrently with the release of this press release, our annual report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on March 16, 2020, our periodic report on Form 10-Q for the period ended March 31, 2020 filed with the SEC on May 11, 2020 and our periodic report for the quarterly period ended June 30, 2020 filed with the SEC on August 10, 2020, particularly the “Risk Factors” sections of such reports and the factors described below: (1) the ability to maintain the listing of the Company’s shares of Class A common stock and warrants on Nasdaq; (2) the ability to recognize the anticipated benefits of the business combination or acquisitions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain management and key employees; (3) costs related to the business combination and acquisitions; (4) changes in applicable laws or regulations; (5) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those under “Risk Factors” therein. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made in this press release and in documents we file from time to time with the SEC that disclose risks and uncertainties that may affect our business. Unless specifically indicated otherwise, the forward-looking statements in this press release do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this filing. In addition, the forward-looking statements in this press release are made as of the date of its release, including expectations based on third-party information and projections that management believes to be reputable, and the Company does not undertake, and expressly disclaims any duty, to update such statements, whether as a result of new information, new developments, or otherwise, except to the extent that disclosure may be required by law.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues	$120,486	$128,753	$342,503	$358,033

Cost of revenues	(62,229)	(70,623)	(179,840)	(196,247)
Operating expenses	(51,355)	(47,068)	(165,096)	(139,173)

Operating income (loss)	6,902	11,062	(2,433)	22,613

Interest expense	(6,310)	(2,493)	(18,349)	(8,027)
Other (expense) income	(31)	64	18	(718)

Income (loss) before income taxes	561	8,633	(20,764)	13,868
Income tax (expense) benefit	-	45	-	(114)

Net income (loss) from continuing operations	561	8,678	(20,764)	13,754

Loss from discontinued operations	-	-	-	(213)

Net income (loss)	561	8,678	(20,764)	13,541

Provision for non-controlling interest	3,003	-	8,144	-

Redeemable preferred stock dividends	(4,501)	-	(11,277)	-

Net (loss) income attributable to Class A common stock shareholders/members	$(937)	$8,678	$(23,897)	$13,541

(Loss) Per Class A Common Share	$(0.16)	N/A	$(0.49)	N/A

Weighted average of shares outstanding:
Class A common shares (basic and diluted)	5,774,872	N/A	5,770,411	N/A

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and equivalents	$11,635	$20,185
Accounts receivable, net	108,784	90,775
Unbilled receivables, net	35,820	40,513
Prepaid expenses	5,620	5,266
Other current assets	2,437	812

Total current assets	164,296	157,551

Property and equipment, net	14,717	14,824
Intangible assets, net	88,026	92,389
Goodwill	97,892	85,125
Other long-term assets	3,065	2,884

TOTAL ASSETS	$367,996	$352,773

LIABILITIES, REDEEMABLE PREFERRED STOCK, SHAREHOLDERS’ EQUITY AND MEMBERS’ CAPITAL
Current liabilities:
Trade accounts payable	$26,138	$30,754
Accrued liabilities	14,443	10,085
Current maturities of long-term debt	14,050	10,875
Other current liabilities	19,135	13,712

Total current liabilities	73,766	65,426

Long-term debt, net of current maturities and loan costs	255,897	158,557
Other long-term liabilities	14,015	1,347

Total liabilities	343,678	225,330

COMMITMENTS AND CONTINGENCIES (NOTE 14)

Redeemable preferred stock	148,535	-

Members’ Capital	-	127,443
Class A common stock, $0.0001 par value, 400,000,000 shares authorized, 5,793,034 shares issued and outstanding at September 30, 2020	1	-
Class B common stock, $0.0001 par value, 24,724,873 shares authorized, 24,724,873 shares issued and outstanding at September 30, 2020	2	-
Additional paid in capital	(23,154)	-
Non-controlling interest	(98,216)	-
Retained (deficit)	(2,850)	-

Total shareholders’ equity/members’ capital	(124,217)	127,443

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK, SHAREHOLDERS’ EQUITY AND MEMBERS’ CAPITAL	$367,996	$352,773

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES

UNAUDITED STATEMENTS OF CASH FLOWS

(in thousands)

	For the nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(20,764)	$13,541
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	15,470	15,603
Equity based compensation expense	10,415	1,383
Loss (gain) on sale of property and equipment	18	(76)
Write-off of deferred financing costs related to debt extinguishment	1,712	40
Amortization of deferred financing costs	1,740	174
Provision for bad debts	1,081	351
Changes in assets & liabilities:
(Increase) in accounts receivable and unbilled receivable	(2,259)	(2,899)
Decrease (increase) in prepaid expenses	209	(170)
(Increase) in other current assets	(1,625)	(171)
(Decrease) increase in trade accounts payable	(6,353)	2,340
Increase (decrease) in accrued liabilities	4,358	(993)
Increase (decrease) in other current and long-term liabilities	6,147	(7,944)
(Increase) in other long-term assets	(24)	(2,487)

Net cash provided by operating activities	10,125	18,692

Cash flows from investing activities:
Purchases of property and equipment	(2,743)	(6,128)
Proceeds from disposal of property and equipment	224	270
Purchase of business, net of cash acquired	(12,394)	-

Net cash (used in) investing activities	(14,913)	(5,858)

Cash flows from financing activities:
Proceeds from issuance of debt	327,000	179,316
Payment of loan acquisition costs	(17,767)	(1,274)
Repayments of debt	(212,170)	(124,130)
Proceeds from issuance of redeemable preferred stock	141,840	-
Payments of redeemable preferred stock dividends	(4,583)	-
Issuance of common stock	10,229	-
Member distributions	(21,830)	(53,400)
Distributions to non-controlling interests	(163)	-
Payment to shareholders associated with Atlas Business Combination	(226,318)	-
Payment of contingent earn-out	-	(2,500)
Net cash (used in) financing activities	(3,762)	(1,988)

Net change in cash and equivalents	(8,550)	10,846

Cash and equivalents - beginning of period	20,185	6,509

Cash and equivalents - end of period	$11,635	$17,355

Supplemental information:
Cash paid during the period for:
Interest	$14,873	$6,880
Taxes	-	1,472

Capital assets financed	123	-
Contingent consideration share settled	1,060	-
Dividends due on redeemable preferred stock	-	-

Reconciliation of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, Atlas discloses Adjusted EBITDA and net revenue, which are non-GAAP financial measures, in this press release. Atlas believes these financial measures are useful indicators to evaluate performance because they allow for an effective evaluation of Atlas’ operating performance when compared to its peers, without regard to its financing methods or capital structure. Atlas believes Adjusted EBITDA and net revenue are useful for investors and others in understanding and evaluating Atlas’ operations results in the same manner as its management. However, Adjusted EBITDA and net revenue are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for, or in isolation from, net income (loss), revenue, operating profit, or any other operating performance measures calculated in accordance with GAAP.

Atlas defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other adjustments. Atlas excludes these items from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Atlas’ presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Atlas’ computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA to its most comparable measure under GAAP, please see the table entitled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Atlas defines net revenue as gross revenue before reimbursable expenses and other adjustments. Atlas excludes these items from gross revenue in arriving at net revenue because net revenue is an important measure of the underlying production and performance of the business. Certain items excluded from net revenue are significant components in understanding and assessing a company’s financial performance, such as subcontractor and other “pass-through” related costs. Atlas’ presentation of net revenue should not be construed as an indication that results will be unaffected by the items excluded from net revenue. Atlas’ computation of net revenue may not be identical to other similarly titled measures of other companies. For a reconciliation of net revenue to its most comparable measure under GAAP, please see the table entitled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

Atlas Technical Consultants

Reconciliation of Gross Revenues to Net Revenues

(in thousands)

	For the quarter ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Gross Revenue	$120,486	$128,753	$342,503	$358,033
Reimburseable Expenses	(22,629)	(27,855)	(62,550)	(73,485)
Revenue Net of Reimburseable Expenses	$97,857	$100,898	$279,953	$284,548

Atlas Technical Consultants

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	For the quarter ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net (loss) income	$561	$8,678	$(20,764)	$13,541
Interest	6,310	2,493	18,349	8,027
Taxes	-	(45)	-	114
Depreciation and amortization	5,243	5,069	15,470	15,603
EBITDA	12,114	16,195	13,055	37,285

EBITDA for acquired business prior to
Acquisition Date(1)	-	-	800	2,100
Other non-recurring expenses(2)	6,495	3,024	22,395	7,486
Non-cash equity compensation	380	757	10,995	1,383

Adjusted EBITDA	$18,989	$19,976	$47,246	$48,254

(1)	Includes the EBITDA of LONG (which we acquired in February 2020) for the period January 1, 2020 through the date of the acquisition and January 1, 2019 through September 30, 2019.
(2)	Includes professional service-related service fees such as legal, accounting, tax, valuation and other consulting relating to the Atlas Business Combination, acquisition related professional fees, shutdown of the telecom division costs in 2019 and costs incurred related to the COVID-19 pandemic.

Investor Relations Contact

512-851-1507

ir@oneatlas.com